Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of February 8, 2021, is entered into by and among Electronic Arts Inc., a Delaware corporation (“Parent”), Giants Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Red River Investment Limited, a British Virgin islands company and a direct wholly owned subsidiary of Tencent Holdings Limited (“Stockholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution hereof, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company being the surviving entity of the merger (the “Merger”) and becoming a wholly owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 21,000,000 shares of common stock, par value $0.0001 per share, of Glu Mobile Inc., a Delaware corporation (the “Company” and such common stock, “Company Common Stock”, and all such shares, together with any shares of Company Common Stock or other voting equity securities of the Company that are hereafter issued to or otherwise directly or indirectly acquired or beneficially owned by Stockholder prior to the valid termination of this Agreement, being referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and Merger Sub to enter into the Merger Agreement, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Agreement to Vote and Approve. Stockholder agrees that it shall, and shall cause any other holder of record of any Subject Shares to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or in any other circumstances upon which a vote, consent or other approval of the stockholders of the Company is sought (a) when a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present thereat for the purpose of establishing a quorum; and (b) vote (or cause to be voted, including by proxy or by delivering a written consent) the Subject Shares (i) in favor of (A) the adoption of the Merger Agreement (the “Merger Proposal”) and (B) any proposal to adjourn or postpone any such meeting of stockholders of the Company to a later date if there are not sufficient votes to adopt the Merger Proposal; and (ii) against any other proposal, action or agreement that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement in any material respect. Stockholder agrees to waive, and to not exercise, any appraisal rights that may be available under Delaware law with respect to the Merger. Any attempt by Stockholder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Subject Shares in contravention of this Section 1 shall be null and void ab initio. Except as set forth in this Section 1, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company.

2. No Transfer. Except in accordance with the terms of this Agreement and the Merger Agreement, Stockholder hereby covenants and agrees that during the term of this Agreement, Stockholder will not (a) sell, transfer, pledge, encumber, assign, tender, exchange, hedge, short sell or otherwise dispose of (“Transfer”) any of the Subject Shares, (b) enter into any legally binding contract, option or other arrangement or undertaking providing for the Transfer of any Subject Shares, (c) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (d) knowingly take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of materially preventing or disabling Stockholder from performing its obligations under this Agreement. Any action taken in violation of the immediately preceding sentence shall be null and void ab initio. If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold the Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement in accordance with its terms.

3. No Solicitation. Stockholder agrees that it is a “Company Representative” for purposes of Section 4.4 of the Merger Agreement, and that Stockholder shall not, directly or indirectly, through any officer, director, employee, advisor, agent or other representative of Stockholder authorized by it to act on its behalf, take any action prohibited to be taken by a Company Representative by Section 4.4 of the Merger Agreement. Subject to Section 4.4 of the Merger Agreement, if, prior to the Effective Time, Stockholder receives any written Acquisition Proposal, then Stockholder will promptly (and in any event within 24 hours) notify Parent and the Company of the identity of the Person making and the material terms of such Acquisition Proposal (including a copy of any written Acquisition Proposal).

4. Effectiveness of Agreement; Termination.

(a) This Agreement shall not be effective unless and until (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed by all parties hereto.

(b) This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (i) a Change of Board Recommendation in response to a Superior Proposal effected pursuant to Section 4.4(f) of the Merger Agreement, (ii) the valid termination of the Merger Agreement in accordance with its terms without the consummation of the Merger, (iii) the Effective Time and (iv) the mutual written consent of Parent and Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that nothing set forth in this Section 4 shall relieve any party from liability for fraud or any breach of this Agreement prior to termination hereof; and provided, further, that the provisions of this Section 4 and Sections 6 through 15 hereof, inclusive, shall survive any termination of this Agreement.

5. Representations and Warranties. Stockholder represents and warrants to Parent and Merger Sub that:

(a) Existence, Power; Binding Agreement. Stockholder is validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) No Conflicts. Except for filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of Nasdaq (i) no Government Authorization is necessary on the part of Stockholder for the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by Stockholder nor the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (A) conflict with or violate any provision of its certificate of formation or operating agreement (or similar organizational documents), (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Stockholder pursuant to any Contract to which it is a party or by which Stockholder or any of its properties or assets are bound or affected or (C) violate any Law, judgment, order or decree applicable to Stockholder or any of its properties or assets, except in the case of (B) or (C) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Stockholder to perform its obligations hereunder.

(c) Ownership. As of the date hereof, Stockholder is the record and beneficial owner of, and has good and valid title to, 21,000,000 shares of Company Common Stock (“Current Owned Common Stock”). As of the date hereof, Stockholder has full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Current Owned Common Stock. Except as disclosed in the Company’s most recent proxy statement filed with the SEC, as of the date hereof, Stockholder does not own any options, phantom equity awards, warrants, or equity interests or shares of the Company other than the Current Owned Common Stock.

(d) No Inconsistent Agreements. Stockholder (i) has not entered into any voting agreement or voting trust with respect to the Subject Shares, (ii) has not granted a proxy or power of attorney with respect to the Subject Shares that is inconsistent with its obligations pursuant to this Agreement and (iii) has not entered into any agreement or undertaking that is otherwise inconsistent with its obligations pursuant to this Agreement.

6. Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) immediately upon delivery by hand (with a written or electronic confirmation of delivery) or by email transmission, in each case to the intended recipient as set forth on the signature pages to this Agreement. Any notice received at the addressee’s location, or by email at the addressee’s email address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party may provide notice to the other parties of a change in its address, email address, or fax number through a notice given in accordance with this Section 6, except that that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 6 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 6.

7. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8. Entire Agreement; Assignment. This Agreement and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) Parent and Merger Sub, in the case of an assignment by Stockholder and (b) Stockholder, in the case of an assignment by Parent or Merger Sub; provided that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

9. Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rules of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

10. Governing Law; Consent to Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to conflict of laws principles that would result in the application of the laws of another jurisdiction.

(b) Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal courts of the United States of America located in the State of Delaware. Each party hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or federal courts of the United States of America located in the State of Delaware in respect of any legal action, suit or proceeding arising out of or relating to this Agreement and (ii) waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts.

(c) To the fullest extent permitted by law, each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 6.

(d) The consents to jurisdiction set forth in this Section 10 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10 and shall not be deemed to confer rights on any person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof and injunctive and other equitable relief, in addition to any other remedy at law or equity, without posting any bond or other undertaking.

13. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

14. Further Assurances. Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform its obligations under this Agreement.

15. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterpart, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have executed or caused to be executed this Agreement as of the date first written above.

ELECTRONIC ARTS INC.

By:	/s/ Blake Jorgensen
Name:	Blake Jorgensen
Title:	Chief Operating Officer and Chief Financial Officer

GIANTS ACQUISITION SUB, INC.

By:	/s/ Jacob J. Schatz
Name:	Jacob J. Schatz
Title:	Vice President and Secretary

Notice to Parent and Merger Sub:

Electronic Arts Inc. 209 Redwood Shores Parkway
Redwood City, CA 94065
Attention: Jake Schatz
Email: JSchatz@ea.com

With a copy (which does not constitute notice) to:

Simpson Thacher & Bartlett LLP 2475 Hanover Street
Palo Alto, CA 94304
Attention: Kirsten Jensen
Email: kjensen@stblaw.com

[Signature Page to Voting Agreement]

RED RIVER INVESTMENT LIMITED

By:	/s/ Li Qingjie
Name:	Li Qingjie
Title:	Director

Notice to Stockholder:

Tencent Binhai Towers
No.33 Haitian 2nd Road
Nanshan District, Shenzhen
P.R. China 518064
Attention: Mergers and Acquisitions Department
Email: PD_Support@tencent.com

with a copy to:

c/o Tencent Holdings Limited
Level 29, Three Pacific Place 1 Queen’s Road East
Wanchai, Hong Kong
Attention: Compliance and Transactions Department
Email: legalnotice@tencent.com

[Signature Page to Voting Agreement]